LIST OF SUBSIDIARIES OF REGISTRANT

EXHIBIT 21

(21)    Subsidiaries of Registrant

A.    Registrant: Tejon Ranch Co.

B.    Subsidiaries of Registrant

a.	Tejon Ranchcorp, 100% owned by Registrant.

b.	Laval Agricultural Company, formerly Tejon Farming Company.

c.	Tejon Ranch Feedlot, Inc.

d.	White Wolf Corporation.

e.	Tejon Development Corporation.

f.	Tejon Industrial Corp.

g.	RSF 6051 LLC, a Delaware limited liability company.

h.	Tejon Energy LLC.

i.	NHSE CA Thrashers LLC.

j.	Centennial Founders LLC, Delaware limited liability company, 74% owned by Tejon Ranchcorp.

k.	High Desert Hunt Club LLC.

l.	Tejon Hounds, LLC.

m.	Tejon Mountain Village, LLC.

n.	Tejon Ranch Wine Company, LLC.

o.	TRCC - West One, LLC.

C.    Each of the aforesaid subsidiaries is included in Registrant's Consolidated Financial Statements, set forth in answer to Item 15(a)(1) hereof.

D.    Each of the aforesaid subsidiaries (a) is a corporation unless otherwise stated, (b) was organized and incorporated or filed under the laws of the State of California unless otherwise stated, and (c) has 100% of its common stock (if a corporation) or membership interest (if a limited liability company) owned by Tejon Ranchcorp unless otherwise stated.

E.    Each of the aforesaid subsidiaries does business under its name, as shown. Registrant also does business under the name Tejon Ranch Company. Tejon Ranchcorp also does business under the names Tejon Ranch Company, Tejon Ranch, Grapevine Center, and Laval Farms. Laval Agricultural Company does business also under the names Laval Farms and Tejon Ranch. Tejon Industrial Corp. also does business under the name Tejon Ranch Commerce Center and Tejon Industrial Complex.